SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Delaware Enhanced Global Dividend and Income Fund

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PRELIMINARY COPY SUBJECT TO COMPLETION

IMPORTANT SHAREHOLDER INFORMATION

We have enclosed important information about the Annual Meeting of Shareholders of Delaware Enhanced Global Dividend and Income Fund (the "Fund") scheduled for [              ], 2018 at 4:00 p.m., Eastern time.

This meeting is very important because a hedge fund investor has submitted a proposal which could, if implemented, significantly damage or destroy the ability of the Fund to operate as a closed-end fund. The hedge fund investor has also announced its intention to elect eight new nominees to the Board of Trustees of the Fund (the "Board") at the meeting. For these and other reasons set forth in the accompanying proxy statement, we are asking you to vote FOR your Fund's nominees, each of whom is a current Trustee of the Fund (Proposal 1), and AGAINST the shareholder proposal (Proposal 2) by filling out and signing the enclosed WHITE proxy card and returning it to us in the enclosed postage-paid envelope so that we know how you would like to vote.

These materials discuss the items to be voted on at the meeting, and contain the Notice of Meeting, proxy statement and proxy card. A proxy card is, in essence, a ballot. When you vote your proxy, it tells us how you wish to vote on important issues relating to the Fund. If you complete, sign and return the WHITE proxy card, we will vote it as you indicated. If you simply sign, date and return the enclosed WHITE proxy card, but do not specify a vote on the proposals listed thereon, your proxy will be voted FOR the election of the Fund's nominees to the position of Trustee (Proposal 1) and AGAINST the shareholder proposal (Proposal 2).

When shareholders return their proxy cards promptly, the Fund may be able to save money by not having to conduct additional mailings. Returning your proxy card does not preclude you from attending the meeting or later changing your vote prior to its being cast.

PLEASE DO NOT SEND BACK THE GOLD PROXY CARD YOU MAY RECEIVE, EVEN TO WITHHOLD VOTES ON THE ACTIVIST HEDGE FUND'S NOMINEES, AS THIS MAY CANCEL YOUR PRIOR VOTE FOR YOUR FUND'S NOMINEES.  IF YOU HAVE ALREADY RETURNED THE GOLD PROXY CARD, YOU CAN STILL SUPPORT YOUR BOARD AND THE FUND BY RETURNING THE ENCLOSED WHITE PROXY CARD.  ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.

YOUR FUND NEEDS ALL OF ITS SHAREHOLDERS TO VOTE.

We welcome your comments. If you have any questions, call toll-free at 866-437-0252.

TELEPHONE AND INTERNET VOTING
For your convenience, you may be able to vote by telephone or through the internet via your broker, 24 hours a day. If your account is eligible, separate instructions are enclosed.

PRELIMINARY COPY SUBJECT TO COMPLETION

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [               ], 2018

Important notice regarding the availability of proxy materials for the shareholder
meeting to be held on [                 ], 2018: the proxy materials are available free of charge at
delawarefunds.com/dexproxy

To the Shareholders of Delaware Enhanced Global Dividend and Income Fund:

This is your official notice that the Annual Meeting of Shareholders ("Meeting") of Delaware Enhanced Global Dividend and Income Fund (the "Fund") will be held at the offices of Stradley Ronon Stevens & Young, LLP, located at One Commerce Square, 2005 Market Street, 26th Floor, Philadelphia, Pennsylvania 19103 on [                   ], [                   ], 2018 at 4:00 p.m., Eastern time. The purpose of the Meeting is:

1. To elect a Board of Trustees for the Fund;

2. If properly presented, to vote on a shareholder proposal; and

3.	To transact any other business that properly comes before the Meeting and any adjournments of the Meeting.

YOUR VOTE IS EXTREMELY IMPORTANT, ESPECIALLY IN LIGHT OF THE SHAREHOLDER PROPOSAL AND THE ADDITIONAL NOMINEES SUBMITTED BY THE HEDGE FUND INVESTOR, BOTH OF WHICH ARE UNANIMOUSLY OPPOSED BY YOUR BOARD. Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Fund's nominees (Proposal 1) and AGAINST the hedge fund investor's shareholder proposal (Proposal 2) by promptly completing, signing, dating, and returning the enclosed WHITE proxy card in the self-addressed envelope.

PLEASE DO NOT SEND BACK THE GOLD PROXY CARD YOU MAY RECEIVE, EVEN TO WITHHOLD VOTES ON THE HEDGE FUND INVESTOR'S NOMINEES, AS THIS MAY CANCEL YOUR PRIOR VOTE FOR YOUR FUND'S NOMINEES. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING.

[Insert signature]

Shawn K. Lytle
Trustee, President, and Chief Executive Officer

[                   ], 2018

2005 Market Street Philadelphia, PA 19103 1-866-437-0252

PRELIMINARY COPY SUBJECT TO COMPLETION
PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON [                   ], [                   ], 2018

Meeting Information. The Board of Trustees (the "Board" or the "Trustees") of the Delaware Enhanced Global Dividend and Income Fund (the "Fund") is soliciting your proxy to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held on [                   ], [                   ], 2018, at 4:00 p.m., Eastern time, at the offices of Stradley Ronon Stevens & Young, LLP located at One Commerce Square, 2005 Market Street, 26th Floor, Philadelphia, Pennsylvania 19103 and/or at any adjournments of the Meeting.

Proposal Information. In this proxy statement for the Meeting, the Board is unanimously asking you to vote:

1.	FOR the reelection of the current Trustees to the Board ("Proposal 1"), and

2.	AGAINST the shareholder proposal ("Proposal 2" or the "Shareholder Proposal"), by promptly completing, signing, dating and returning the enclosed WHITE proxy card.

General Voting Information. You may provide proxy instructions by returning the enclosed WHITE proxy card ("Proxy Card") by mail in the enclosed envelope. The persons designated on the Proxy Card as proxies will vote your shares as you instruct on the Proxy Card. If you return a signed Proxy Card without any voting instructions, your shares will be voted "FOR ALL" of the Fund's Trustees being reelected and "AGAINST" the hedge fund investor's shareholder proposal in accordance with the recommendation of the Board. The persons designated on the Proxy Card as proxies will also be authorized to vote (or to withhold their votes) in their discretion on any other matters which properly come before the Meeting. They may also vote in their discretion to adjourn the Meeting. If you sign and return a Proxy Card, you may still attend the Meeting to vote your shares in person. If your shares are held of record by a broker and you wish to vote in person at the Meeting, you should obtain a legal proxy from your broker and present it at the Meeting. You may revoke your proxy at any time before the Meeting (i) by notifying Delaware Management Company in writing at 2005 Market Street, Philadelphia, PA 19103; (ii) by submitting a later signed Proxy Card; or (iii) by voting your shares in person at the Meeting. If your shares are held in the name of your broker, you will have to make arrangements with your broker to revoke any previously executed proxy.

We urge you to vote the Fund's WHITE Proxy Card and discard any Gold proxy card you may receive.  If you have already sent back a Gold proxy card, you can still change your vote – by promptly completing, signing, dating and returning the enclosed WHITE Proxy Card, which will replace the Gold proxy card you previously completed.  If you have already sent in the enclosed WHITE Proxy Card, please do not send back any Gold proxy card you may receive because doing so will cancel out your prior vote on the enclosed WHITE Proxy Card.

Each shareholder may cast one vote for each full share, and a partial vote for each partial share, of a Fund that they owned of record on [                   ], 2018 (the "Record Date"). The Fund has [15,829,048] shares outstanding on the Record Date and Exhibit A lists the shareholders who owned 5% or more of the outstanding shares of the Fund on that date. It is expected that this proxy statement and the accompanying Proxy Card will be first mailed to shareholders on or about [                   ], 2018.

The Fund has contracted with AST Fund Solutions, LLC ("AST") to assist with solicitation of proxies. The proxy solicitation is being made primarily by mail, but may also be made by officers or employees of the Fund or its investment adviser or affiliates, through telephone, facsimile, or other communications.

The presence in person or by proxy of holders of a majority of the Fund's outstanding shares shall constitute a quorum.  In the event that a quorum is not present or if sufficient votes are not received consistent with the Board's recommendation regarding the proposals, management may propose an adjournment of the Meeting for the Fund. Any adjournment would require a vote in favor of the adjournment by the holders of a majority of the shares present at the Meeting in person or by proxy. The persons named as proxies on the Proxy Card may vote (or withhold their votes) in their discretion on any proposed adjournment.

Copies of the Fund's most recent annual report and semi-annual report, including financial statements, have previously been delivered to shareholders. Copies of these reports are available upon request, at no charge, by writing the Fund at the address shown on the top of the first page of this proxy statement, by calling toll-free 866-437-0252, or through the Fund's website at delawarefunds.com.

PROPOSAL 1: TO ELECT A BOARD OF TRUSTEES FOR THE FUND

You are being asked to reelect each of the current members of the Board of your Fund. The nominees are: Thomas L. Bennett, Ann D. Borowiec, Joseph W. Chow, John A. Fry, Lucinda S. Landreth, Shawn K. Lytle, Frances A. Sevilla-Sacasa, Thomas K. Whitford, and Janet L. Yeomans. All of the Fund's nominees have previously been elected by Fund shareholders and, with the exception of Mr. Lytle, President and Chief Executive Officer of the Fund's investment adviser, Delaware Management Company ("DMC"), none of Fund's nominees are affiliated with DMC or any shareholder identified on Exhibit A. The Fund's nominees all have significant experience managing the Fund and other Delaware Funds® by Macquarie.

The Fund's nominees are focused on honoring their fiduciary obligations and creating sustainable value for all shareholders by achieving the Fund's objectives of providing investors with current income and, secondarily, capital appreciation. The Board has recently approved and announced several initiatives which have lowered the Fund's discount to net asset value ("NAV"). Specifically, on May 24, 2018, the Board approved a limited tender offer for up to 20% of the Fund's outstanding shares to occur later this year, which will provide Fund shareholders with an opportunity for liquidity at an above-market price while still nonetheless maintaining a Fund of sufficient size to achieve its investment objectives and take advantage of leverage. Also on May 24, 2018, the Board announced that, beginning in 2019, the Fund will conduct a further limited tender offer each year in which the average discount exceeds 10% during a specified 12-week measurement period in that year. In addition, on March 1, 2018, the Board revised the Fund's managed distribution policy and approved an updated methodology for determining monthly distributions thereunder. Under the new methodology, the Fund is making monthly distributions to shareholders at a targeted annual distribution rate of 10% of the Fund's NAV per share, which is a significant increase from the Fund's previous distribution rate. The Board's approval of the 20% tender offer, annual tender offer program, and managed distribution policy has significantly reduced the Fund's discount, without diminishing the Fund. Your Board has taken these steps in a way that ensures that your Fund operates in a responsible manner to protect and advance the interests of all shareholders.

The Fund's nominees also serve on the board of trustees/directors for other funds within the Delaware Funds® by Macquarie fund complex. The nominees believe that having a common board for all funds in the complex is efficient and enhances the ability of the board to address its responsibilities to each fund in the complex. The nominees believe that the common board structure allows them to leverage their individual expertise and that their judgment is enhanced by being trustees of all of the funds in the complex.

The Fund's nominees have overseen the Fund's strong performance and managed the Fund to be a strong, long-term investment for shareholders. As of May 31, 2018, Morningstar, the independent fund rating organization, awarded the Fund four stars (out of five). Moreover, the Fund's discount to NAV at May 31, 2018 was  -3.54%. Strong investment performance generates capital gains that must be distributed to shareholders. In addition to effectively reducing the discount, the Fund's managed distribution policy benefits shareholders by distributing the long-term capital gains generated by the Fund to shareholders on a monthly, rather than yearly, basis. The Fund's managed distribution policy does not lead to the creation of capital gains. In implementing the managed distribution policy, the Board believes it has taken a significant, effective, and responsible action to reduce the Fund's discount.

By contrast, the hedge fund investor's nominees, many of whom are employees of such hedge fund investor, are unfamiliar with the Fund. If elected, these employee-nominees will likely take the actions described in Proposal 2, which could, if implemented, significantly damage or destroy the ability of the Fund to operate as a closed-end fund. If that happens, the Fund will no longer be able to provide the strong performance and distributions for which you purchased it. We believe that this proposal, while it may advance the short-term goals of the hedge fund investor and its employees-nominees, is not in the best interests of all of the Fund's shareholders, as more fully outlined in this Proxy Statement. As a result, the Board intends to vigorously contest the election of the hedge fund investor's nominees.

The Board believes that it is in the best interests of Fund shareholders to keep the Fund as a closed-end fund because the Fund's current structure provides benefits to all shareholders, not just a select few who are seeking to profit at the expense of other existing investors by putting the Fund's very existence as a closed-end fund at risk. Conversely, the Board feels strongly that Proposal 2, if adopted, would seriously jeopardize shareholders' investment in the Fund, both in the short term and in the long term, because it would significantly diminish Fund assets and possibly result in the Fund's termination. For those reasons, we urge you to vote FOR your Fund's nominees, and not the hedge fund investor's nominees, by promptly completing, signing, dating and returning the enclosed WHITE proxy card. PLEASE DISCARD THE GOLD PROXY CARD.

INFORMATION ON THE FUND'S NOMINEES

Name, Address, and Birthdate	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
Interested Trustee
Shawn K. Lytle[1] 2005 Market Street Philadelphia, PA 19103 February 1970	President, Chief Executive Officer, and Trustee	Trustee since September 2015 President and Chief Executive Officer since August 2015	President — Macquarie Investment Management (June 2015 - Present) Regional Head of Americas — UBS Global Asset Management (April 2010 - May 2015)	60	Trustee — UBS Relationship Funds, SMA Relationship Trust, and UBS Funds (May 2010–April 2015)
Independent Trustees
Thomas L. Bennett 2005 Market Street Philadelphia, PA 19103 October 1947	Chair and Trustee	Trustee since March 2005 Chair since March 2015	Private Investor — (March 2004–Present)	60	None
Ann D. Borowiec 2005 Market Street Philadelphia, PA 19103 November 1958	Trustee	Since March 2015	Chief Executive Officer, Private Wealth Management (2011–2013) and Market Manager, New Jersey Private Bank (2005-2011) — J.P. Morgan Chase & Co.	60	Director — Banco Santander International (October 2016–Present) Director — Santander Bank N.A. (December 2016–Present)
Joseph W. Chow 2005 Market Street Philadelphia, PA 19103 January 1953	Trustee	Since January 2013	Private Investor (April 2011–Present)	60	Director and Audit Committee Member — Hercules Technology Growth Capital, Inc. (July 2004–July 2014)
John A. Fry 2005 Market Street Philadelphia, PA 19103	Trustee	Since January 2001	President — Drexel University (August 2010–Present) President — Franklin & Marshall	60	Director; Compensation Committee and Governance Committee Member —

Name, Address, and Birthdate	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
May 1960			College (July 2002–June 2010)		Community Health Systems Director — Drexel Morgan & Co. Director; Audit Committee — vTv Therapeutics LLC Director; Audit Committee Member — FS Credit Real Estate Income Trust, Inc.
Lucinda S. Landreth 2005 Market Street Philadelphia, PA 19103 June 1947	Trustee	Since March 2005	Private Investor (2004–Present)	60	None
Frances A. Sevilla-Sacasa 2005 Market Street Philadelphia, PA 19103 January 1956	Trustee	Since September 2011	Private Investor (January 2017–Present) Chief Executive Officer — Banco Itaú International (April 2012–December 2016) Executive Advisor to Dean (August 2011–March 2012) and Interim Dean (January 2011–July 2011) — University of Miami School of Business Administration President — U.S. Trust, Bank of America Private Wealth Management (Private Banking) (July	60	Trust Manager and Audit Committee Chair — Camden Property Trust (August 2011–Present) Director–Carrizo Oil & Gas, Inc. (March 2018–Present)

Name, Address, and Birthdate	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Funds in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
			2007–December 2008)
Thomas K. Whitford 2005 Market Street Philadelphia, PA 19103 March 1956	Trustee	Since January 2013	Vice Chairman (2010–April 2013) — PNC Financial Services Group	60	Director — HSBC Finance Corporation and HSBC North America Holdings Inc. (December 2013–Present) Director — HSBC Bank USA Inc. (July 2014–March 2017)
Janet L. Yeomans 2005 Market Street Philadelphia, PA 19103 July 1948	Trustee	Since April 1999	Vice President and Treasurer (January 2006–July 2012) Vice President — Mergers & Acquisitions (January 2003–January 2006), and Vice President and Treasurer (July 1995–January 2003) — 3M Company	60	Director (2009‑2017); Personnel and Compensation Committee Chair; Member of Nominating, Investments, and Audit Committees for various periods throughout directorship — Okabena Company
1 Shawn K. Lytle is considered to be an "Interested Trustee" because he is an executive officer of the Fund's Manager. He serves in similar capacities for the six portfolios of the Optimum Fund Trust, which have the same investment adviser and transfer agent as the Fund.

The following table shows each Trustee's ownership of shares of the Fund and of all other Funds in the Delaware Funds® by Macquarie (the "Fund Complex") as of December 31, 2017.

Name of Trustee	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities[1] in All Registered Investment Companies Overseen by Trustee in Fund Complex
Interested Trustee
Shawn K. Lytle	None	$10,001–$50,000
Independent Trustees
Thomas L. Bennett	None	Over $100,000

Ann D. Borowiec	None	Over $100,000
Joseph W. Chow	None	Over $100,000
John A. Fry	None	Over $100,000
Lucinda S. Landreth	None	Over $100,000
Frances A. Sevilla-Sacasa	None	Over $100,000
Thomas K. Whitford	None	Over $100,000
Janet L. Yeomans	None	Over $100,000
1  The ranges for equity securities ownership by each Trustee are: none; $1-$10,000; $10,001-$50,000; $50,001-$100,000; or over $100,000.

Board Leadership Structure and Functions

Your Fund's Board believes it is very important that all but one of the Fund's nominees are truly independent, having no affiliations with the Fund's investment adviser or any controlling shareholder. In stark contrast, many of the nominees proposed by the hedge fund investor work for the hedge fund investor, and are likely to follow their employer's agenda to implement strategies that could lead to the termination of the Fund as a closed-end fund at the expense of the Fund's other long-term shareholders.

Common Board of Trustees. The business of the Fund is managed under the direction of its Board. The Trustees also serve on the Boards of all the other investment companies that comprise the Fund Complex.

 Board Chair. Mr. Bennett serves as the Board's Chair. As fund governance best practices have evolved, more and more fund boards have opted to have an independent trustee serve as chair. Among other reasons, the Board selected Mr. Bennett as Chair due to his substantial financial industry experience and his tenure on the Board. As the Chair, Mr. Bennett, in consultation with Fund management, legal counsel, and the other Trustees, proposes Board agenda topics, actively participates in developing Board meeting agendas, and ensures that appropriate and timely information is provided to the Board in connection with Board meetings. Mr. Bennett also conducts meetings of the Independent Trustees. He also generally serves as a liaison among outside Trustees, Fund officers, and legal counsel, and is an ex officio member of the Nominating and Corporate Governance Committee.

Size and Composition of Board. The Board is currently comprised of nine Trustees. Eight of the Trustees are independent. The Trustees believe that the current size of the Board is conducive to Board interaction, dialogue, and debate, resulting in an effective decision-making body. The Board comprises Trustees with a variety of professional backgrounds. The Board believes that the skill sets of its members are complementary and add to the overall effectiveness of the Board. The Trustees regard diversity as an important consideration in the present composition of the Board and the selection of qualified candidates to fill vacancies on the Board.

Board Meetings.  The Fund held five Board meetings during its last fiscal year, ended November 30, 2017. The Trustees attended 98.8% of the Board meetings described above and of the meetings of committees on which the Trustee served. Trustees are encouraged to attend each annual meeting of shareholders either in person or by telephone, if possible.  All Trustees were present at the Fund's annual meeting held on August 16, 2017.

Board Committees. The Board has established several committees, each of which focuses on a particular substantive area and provides reports and recommendations to the full Board. The committee structure enables the Board to manage efficiently and effectively the large volume of information relevant to the Board's oversight of the Fund. The committees benefit from the professional expertise of their members. At the same time, membership on a committee enhances the expertise of its members and benefits the overall effectiveness of the Board.

The Fund has an Audit Committee that monitors accounting and financial reporting policies, practices and internal controls for the Fund. It also oversees the quality and objectivity of the Fund's financial statements and the independent audit thereof, and acts as a liaison between the Fund's independent registered public accounting firm and the full Board. The Audit Committee of the Fund consists of the following Independent Trustees appointed by the Board:  Joseph W. Chow, Chair; John A. Fry; Lucinda S. Landreth; Thomas K. Whitford; and Janet L. Yeomans.  Each Audit Committee member also meets the standard of independence for Audit Committee members set forth in the listing standards of the New York Stock Exchange (the "NYSE") and NYSE MKT LLC ("NYSE MKT") (formerly the NYSE Amex).  Members of the Audit Committee serve for one-year terms or until their successors have been appointed and qualified.  The Audit Committee held five meetings for the Fund for the fiscal year ended November 30, 2017. The Board has adopted a written charter for the Fund's Audit Committee, which is available on the Fund's website at delawarefunds.com.

The Fund has an Independent Trustees Committee that develops and recommends to the Board a set of corporate governance principles and oversees the evaluation of the Board, its committees and its activities. The committee comprises all of the Fund's Independent Trustees.  The Independent Trustees Committee held four meetings during the fiscal year ended November 30, 2017.

The Fund has an Investments Committee. The primary purposes of the Investments Committee are to: (i) assist the Board at its request in its oversight of the investment advisory services provided to the Fund by the Fund's investment adviser as well as any sub-advisers; (ii) review all proposed advisory and sub-advisory agreements for new funds or proposed amendments to existing agreements and to recommend what action the full Board and the Independent Trustees should take regarding the approval of all such proposed agreements; and (iii) review reports supplied by the investment adviser regarding investment performance, portfolio risk and expenses and to suggest changes to such reports. The Investments Committee consists of the following Trustees:  Janet L. Yeomans, Chair; Ann D. Borowiec; Joseph W. Chow; Lucinda S. Landreth; and Frances A. Sevilla-Sacasa.  The Investments Committee held four meetings during the fiscal year ended November 30, 2017.

The Fund's Nominating and Corporate Governance Committee (the "Nominating Committee") recommends Board nominees, fills Board vacancies that arise in between meetings of shareholders, and considers the qualifications and independence of Board members. The committee also monitors the performance of counsel for the Independent Trustees. The Nominating Committee is comprised of the following four Independent Trustees appointed by the Board:  John A. Fry, Chair; Thomas L. Bennett (ex officio); Frances A. Sevilla-Sacasa; and Thomas K. Whitford, all of whom meet the independence requirements set forth in the listing standards of the NYSE and NYSE MKT.  The Nominating Committee recommends nominees for Independent Trustees for consideration by the incumbent Independent Trustees of the Fund, and the Nominating Committee recommends nominees for Interested Trustees for consideration by the full Board of the Fund.  The Nominating Committee held five meetings during the fiscal year ended November 30, 2017. The Board has adopted a formal charter for the Nominating Committee setting forth its responsibilities, which is available on the Fund's website at delawarefunds.com.

The Nominating Committee will consider any recently received shareholder recommendations for nomination to the Board in the event that there is a vacancy on the Board. Shareholders who wish to submit recommendations for nominations to the Board to fill a vacancy must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Delaware Funds® by Macquarie at 2005 Market Street, Philadelphia, Pennsylvania 19103-7094. Shareholders should include appropriate information on the background and qualifications of any person recommended (e.g., a resume), as well as the candidate's contact information and a written consent from the candidate to serve if nominated and elected.

In reaching its determination that an individual should serve or continue to serve as a Trustee of the Fund, the Nominating Committee considers, in light of the Fund's business and structure, the individual's experience, qualifications, attributes and skills (the "Selection Factors").  No one Selection Factor is determinative, but some of the relevant factors that have been considered include: (i) the Trustee's business and professional experience and accomplishments, including prior experience in the financial services industry or on other boards; (ii) the ability to work effectively and collegially with other people; and (iii) how the Trustee's background and attributes contribute to the overall mix of skills and experience on the Board as a whole.

Trustee Qualifications

In evaluating and selecting candidates for the Board, the Board intends to seek individuals who will serve the best interests of the Fund's shareholders and whose attributes will, among other factors, also complement the experience, skills and diversity of the other Trustees and add to the overall effectiveness of the Board. In the evaluation of such candidates, the Board believes that diversity with respect to factors such as background, education, experience, skills, differences of viewpoint, race, gender, national origin, and other factors that contribute to the Board having an appropriate range of expertise, talents, experiences and viewpoints is an important consideration in the Board's composition. In addition to discussing diversity considerations in connection with the evaluation of each candidate for Board membership, the Board requests that the Nominating Committee discuss diversity considerations on a periodic basis in connection with the composition of the Board as a whole.  Below is a brief summary of the Selection Factors that relate to each Trustee as of the date of this proxy statement.

Thomas L. Bennett. Currently the Board's Chair, Mr. Bennett has over 30 years of experience in the investment management industry, particularly with fixed income portfolio management and credit analysis. He has served in senior management for a number of money management firms. Mr. Bennett has also served as a board member of another investment company, an educational institution, nonprofit organizations and for-profit companies. He has an M.B.A. from the University of Cincinnati. Mr. Bennett has served on the Board since March 2005.

Ann D. Borowiec. Ms. Borowiec has over 25 years of experience in the banking and wealth management industry. Ms. Borowiec also serves as a board member on several nonprofit organizations. In nominating her to the Board in 2015, the Independent Trustees of the Fund found that her experience as a Chief Executive Officer in the private wealth management business at a leading global asset manager and private bank, including the restructuring of business lines and defining client recruitment strategies, complemented the skills of existing board members. Her experience would also provide additional oversight skill in the area of fund distribution. Ms. Borowiec holds a B.B.A. from Texas Christian University and an M.B.A. from Harvard University. Ms. Borowiec joined the Board in March 2015.

Joseph W. Chow. Mr. Chow has over 30 years of experience in the banking and financial services industry.  In electing him in 2013, the Independent Trustees of the Fund found that his extensive experience in business strategy in non-US markets complemented the skills of existing Board members and also reflected the increasing importance of global financial markets in investment management.  The Independent Trustees also found that Mr. Chow's management responsibilities as a former Executive Vice President of a leading global asset servicing and investment management firm as well as his experience as Chief Risk and Corporate Administration Officer would add helpful oversight skills to the Board's expertise. Mr. Chow holds a B.A. degree from Brandeis University and M.C.P. and M.S. in Management degree from MIT.  Mr. Chow has served on the Board since January 2013.

John A. Fry. Mr. Fry has over 25 years of experience in higher education. He has served in senior management for three major institutions of higher learning, including serving as president of a leading research university. Mr. Fry has also served as a board member of many nonprofit organizations and several for-profit companies. Mr. Fry has extensive experience in overseeing areas such as finance, investments, risk-management, internal audit and information technology. He holds a B.A. degree in American Civilization from Lafayette College and an M.B.A. from New York University. Mr. Fry has served on the Board since January 2001.

Lucinda S. Landreth. Ms. Landreth has over 35 years of experience in the investment management industry, particularly with equity management and analysis. She has served as Chief Investment Officer for a variety of money management firms including a bank, a broker, and an insurance company. Ms. Landreth has advised mutual funds, pension funds, and family wealth managers and has served on the board and executive committees of her college, two foundations and several nonprofit institutions. In addition to holding a B.A. from Wilson College, she is a Chartered Financial Analyst. Ms. Landreth has served on the Board since March 2005.

Frances A. Sevilla-Sacasa. Ms. Sevilla-Sacasa has over 30 years of experience in banking and wealth management. In electing her in 2011, the Independent Trustees of the Board found that her extensive international wealth management experience, in particular, complemented the skills of existing Board members and also reflected the increasing importance of international investment management not only for dollar-denominated investors but also for investors outside the US. The Independent Trustees also found that Ms. Sevilla-Sacasa's management responsibilities as the former President and Chief Executive Officer of a major trust and wealth management company would add a helpful oversight skill to the Board's expertise, and her extensive nonprofit board experience gave them confidence that she would make a meaningful, experienced contribution to the Board. Finally, in electing Ms. Sevilla-Sacasa to the Board, the Independent Trustees valued her perceived dedication to client service as a result of her overall career experience. Ms. Sevilla-Sacasa holds B.A. and M.B.A. degrees from the University of Miami and Thunderbird School of Global Management. Ms. Sevilla-Sacasa has served on the Board since September 2011.

Thomas K. Whitford. Mr. Whitford has over 25 years of experience in the banking and financial services industry, and served as Vice Chairman of a major banking, asset management, and residential mortgage banking institution.  In electing him in 2013, the Independent Trustees of the Fund found that Mr. Whitford's senior management role in wealth management and experience in the mutual fund servicing business would provide valuable current management and financial industry insight, in particular, and complemented the skills of existing Board members.  The Independent Trustees also found that his senior management role in integrating company acquisitions, technology and operations and his past role as Chief Risk Officer would add a helpful oversight skill to the Board's expertise.  Mr. Whitford holds a B.S. degree from the University of Massachusetts and an M.B.A. degree from The Wharton School of the University of Pennsylvania. Mr. Whitford has served on the Board since January 2013.

Janet L. Yeomans. Ms. Yeomans has over 28 years of business experience with a large global diversified manufacturing company, including service as Treasurer for this company. In this role, Ms. Yeomans had significant broad-based financial experience, including global financial risk-management and mergers and acquisitions. She served as a board member of a for-profit company and also is a current board member of a hospital and a public university system. She holds degrees in mathematics and physics from Connecticut College, an M.S. in mathematics from Illinois Institute of Technology, and an M.B.A. from the University of Chicago. Ms. Yeomans has served on the Board since April 1999.

Shawn K. Lytle.  Mr. Lytle has over 20 years of experience in the investment management industry. He has been the president of Macquarie Investment Management – Americas since June 2015, and he is responsible for all aspects of the firm's business. Prior to that time, Mr. Lytle served in various executive management, investment management, and distribution positions at two major banking institutions. He holds a B.A. degree from The McDonough School of Business at Georgetown University. Mr. Lytle has served on the Board since September 2015. Mr. Lytle serves as chair elect on the board of directors of the National Association of Securities Professionals, and he is on the board of directors of the Sustainability Accounting Standards Board.

Board Role in Risk Oversight. The Board performs a risk oversight function for the Fund consisting, among other things, of the following activities: (1) receiving and reviewing reports related to the performance and operations of the Fund; (2) reviewing, approving, or modifying, as applicable, the compliance policies and procedures of the Fund; (3) meeting with portfolio management teams to review investment strategies, techniques and the processes used to manage related risks; (4) addressing security valuation risk in connection with its review of fair valuation decisions made by Fund management pursuant to Board-approved procedures; (5) meeting with representatives of key service providers, including the Fund's investment adviser, transfer agent, custodian and independent registered public accounting firm, to review and discuss the activities of the Fund and to provide direction with respect thereto; (6) engaging the services of the Fund's Chief Compliance Officer to test the compliance procedures of the Fund and its service providers; and (7) requiring management's periodic presentations on specified risk topics.

The Trustees perform this risk oversight function throughout the year in connection with each quarterly Board meeting. The Trustee routinely discuss certain risk-management topics with Fund management at the Board level and also through the standing committees of the Board. In addition to these recurring risk-management discussions, Fund management raises other specific risk-management issues relating to the Fund with the Trustee at Board and committee meetings. When discussing new product initiatives with the Board, Fund management also discusses risk – either the risks associated with the new proposals or the risks that the proposals are designed to mitigate. Fund management also provides periodic presentations to the Board to give the Trustee a general overview of how the Fund's investment adviser and its affiliates identify and manage risks pertinent to the Fund.

The Audit Committee looks at specific risk-management issues on an ongoing basis. The Audit Committee is responsible for certain aspects of risk oversight relating to financial statements, the valuation of Fund assets, and certain compliance matters. In addition, the Audit Committee meets with the investment adviser's internal audit and risk-management personnel on a quarterly basis to review the reports on their examinations of functions and processes affecting the Fund.

The Board's other committees also play a role in assessing and managing risk. The

Nominating Committee and the Independent Trustee Committee play a role in managing governance risk by developing and recommending to the Board corporate governance principles and, in the case of the Independent Trustee Committee, by overseeing the evaluation of the Board, its committees and its activities. The Investments Committee plays a significant role in assessing and managing risk through its oversight of investment performance, investment process, investment risk controls, and Fund expenses.

Because risk is inherent in the operation of any business endeavor, and particularly in connection with the making of financial investments, there can be no assurance that the Board's approach to risk oversight will be able to minimize or even mitigate any particular risk. The Fund is designed for investors that are prepared to accept investment risk, including the possibility that as yet unforeseen risks may emerge in the future.

Board Compensation. Each Independent Trustee receives: (i) an annual retainer fee of $180,000 for serving as a Trustee for all 26 investment companies in the Macquarie Investment Management family (60 funds in the complex), plus $14,000 per meeting for attending each Board Meeting in person held on behalf of all investment companies in the complex; and (ii) a $3,000 fee for attending telephonic board meetings on behalf of the investment companies in the complex. The committee members and committee/board chairs also receive the following fees: (i) members of the Nominating and Corporate Governance Committee, Audit Committee, and Investments Committee will receive additional compensation of $5,200 for each Committee meeting attended; (ii) the chair for each of the Audit Committee, the Investments Committee, and the Nominating and Corporate Governance Committee receives an annual retainer of $25,000; and (iii) the Board Chair will receive an additional annual retainer of $75,000.

The following table sets forth the compensation received by each Trustee from the Fund and the total compensation received from the Fund Complex as a whole during the twelve months ended April 30, 2018. Mr. Lytle is not compensated by the Fund for his service as Trustee.

Trustee	Aggregate Compensation from the Fund	Total Compensation from the Investment Companies in the Fund Complex
Thomas L. Bennett (Chair)	$1,420.27	$368,533.36
Ann D. Borowiec	$965.70	$250,633.36
Joseph W. Chow	$1,145.33	$297,233.44
John A. Fry	$1,129.28	$293,033.44
Lucinda S. Landreth	$1,032.56	$268,033.36
Frances A. Sevilla-Sacasa	$1,048.00	$271,933.36
Thomas K. Whitford	$1,049.02	$272,233.36
Janet L. Yeomans	$1,132.55	$293,933.44

____________________

Officers. The following individuals are executive officers of the Fund: David F. Connor, Daniel V. Geatens, and Richard Salus. Exhibit B includes certain information concerning these officers.  [The shares of the Fund that are owned by the executive officers as a group is less than one percent.  In addition, to the knowledge of the Fund's management, the Trustees and officers of the Fund owned, as a group, less than one percent of the outstanding shares of each class of the Fund.]

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16 of the Securities

Exchange Act of 1934, as amended (the "1934 Act"), requires that Forms 3, 4, and 5 be filed with the SEC, the relevant securities exchange and the Fund, by or on behalf of certain persons, including trustees, certain officers, and certain affiliated persons of the investment adviser.  [The Fund believes that these requirements were met for the Fund's last fiscal year.]

Required Vote. Provided that a quorum is present at the Meeting, either in person or by proxy, Trustees must be elected by not less than a plurality of the votes cast of the shares entitled to vote thereon. All voting rights are non-cumulative, which means that the holders of more than 50% of the shares voting for the election of Trustees can elect 100% of such Trustees if they choose to do so.

The Board Unanimously Recommends That You Vote "FOR" Each of the Fund's Nominees. Please Promptly Complete, Sign, Date and Return the Enclosed WHITE Proxy Card.

PLEASE DISCARD AND DO NOT SEND BACK ANY GOLD PROXY CARD YOU MAY RECEIVE, EVEN TO WITHHOLD VOTES ON THE HEDGE FUND INVESTOR'S NOMINEES, AS THIS MAY CANCEL YOUR PRIOR VOTE FOR YOUR FUND'S NOMINEES.

PROPOSAL 2: A SHAREHOLDER PROPOSAL

A shareholder (referred to in the opposition statement below as the "Shareholder Proponent") has informed the Fund that it intends to submit the Shareholder Proposal at the Meeting and has requested that the Fund include the Shareholder Proposal in the Fund's proxy materials. The non-binding Shareholder Proposal, exactly as received by the Fund, is set forth below, followed by the Board's explanation of its reasons for opposing the Shareholder Proposal, which in turn is followed by the Shareholder Proponent's supporting statement for the Shareholder Proposal (the "Supporting Statement"), exactly as received by the Fund. The Board unanimously recommends that you vote AGAINST the Shareholder Proposal.

Proposal:

BE IT RESOLVED, that the shareholders of Delaware Enhanced Global Dividend and Income Fund (the "Fund"), request that the Board of Trustees (the "Board") consider authorizing a self-tender offer for all outstanding common shares of the Fund at or close to net asset value ("NAV"). If more than 50% of the Fund's outstanding shares are submitted for tender, the tender offer should be cancelled and the Fund should be liquidated or converted into an open-end mutual fund.

OPPOSITION STATEMENT OF DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND
Your Fund's Board of Trustees ("Board") has weighed the advantages and disadvantages of the Shareholder Proposal based on what it believes is in the best interests of the Fund's shareholders. The Board opposes the Shareholder Proposal because it would deny shareholders the ability to own shares in a successful investment vehicle with long-term investment objectives, waste Fund resources, and potentially result in the Fund's termination. Instead, the Board believes that the Fund should retain its current structure as a closed-end fund, which provides significant benefits to long-term shareholders:

➢ The Fund has enjoyed competitive long-term performance measured by both market price and net asset value ("NAV"), and has a four-star rating from Morningstar, the independent fund rating organization.
➢ The Fund maintains a managed distribution policy targeted at an annual distribution rate of 10% of NAV, which provides shareholders with a sizeable distribution every month.
➢ The Fund's modest discount of market price to NAV of only 5.8% as of April 30, 2018 is below the median discount for all closed-end funds.
➢ The Fund's primary investment objective is current income with a secondary objective of capital appreciation. Many long-term shareholders are invested in the Fund precisely to achieve these objectives over the long term.
➢ As a closed-end fund, the Fund is able to use leverage to pursue its investment objectives, which has provided meaningful returns to Fund shareholders above those which could have been achieved without such leverage.
In addition to these benefits:
➢ The Board recently announced a limited tender offer for up to 20% of the Fund's outstanding shares, which provides Fund shareholders with an opportunity for liquidity at an above-market price while still nonetheless maintaining a Fund of sufficient size to achieve its investment objectives and take advantage of leverage.
➢ The Board also announced that the Fund will conduct a further limited tender offer each year (beginning in 2019) in which the average discount exceeds 10% during a specified 12 week measurement period in such year.
For the reasons discussed more fully below, the Board unanimously recommends that shareholders vote AGAINST the Shareholder Proposal.
The Shareholder Proposal criticizes (a) the discount between the Fund's market share price and its NAV per share, and (b) the Fund's investment performance. Both of these criticisms are addressed in turn below.
Discount to NAV. Closed-end funds typically trade at a discount to net asset value. As of April 30, 2018, 85% of all closed-end funds traded at discount to net asset value, with a median discount of 7.17% (Source: Thompson Reuters, "This Month in Closed-End Funds," April 30, 2018). By comparison, the Fund's discount as of April 30, 2018 was only 5.80%.
In addition, contrary to the claims in the Supporting Statement, the Board has already taken meaningful and effective action to reduce the Fund's discount, including: (1) adopting at inception (2007) a managed distribution policy to make regular distributions to Fund shareholders; (2) adopting a share repurchase program in 2016; and (3) early in 2018, enhancing the Fund's managed distribution policy to make monthly distributions targeted at an annual rate of 10% of NAV. As a result of this most recent Board action, Fund shareholders are receiving very sizeable distributions from the Fund every month – as of April 30, 2018, at an annualized distribution rate of 10.42% at NAV and 11.05% at market price – and the discount to NAV has dropped from a three-year average of 12.56% (according to Morningstar) to 5.8% at April 30, 2018.
Even more recently, on May 24, 2018, the Board announced a limited tender offer for up to 20% of the Fund's outstanding shares at 98% of NAV per share. The Board believes this more limited tender offer reasonably balances the interests of shareholders seeking an opportunity for liquidity in their Fund shares at an above-market price with the interests of shareholders who desire to remain invested in a Fund that has delivered meaningful returns over the past decade, and continues to distribute a high monthly distribution to shareholders. In addition, the Board announced that the Fund will conduct a further limited tender offer each year (beginning in 2019) in which the average discount exceeds 10% during a specified 12 week measurement period in such year.
Given the Fund's relatively low discount and high monthly distribution rate, the Board believes that it would be unwise to recommend the drastic step of the Shareholder Proposal's unlimited tender offer, possibly followed by open-ending or liquidating the Fund, any of which would seriously impair or eliminate the Fund as a viable investment option for the many shareholders that have purposefully chosen to invest in this closed-end fund.
Fund Performance. The Shareholder Proposal mischaracterizes the Fund's investment performance. The Board and the Fund's management believe that the Fund is well positioned to continue meeting its primary investment objective of seeking current income, with a secondary objective of capital appreciation. Moreover, the Board and the Fund's management believe that the Fund would be less successful in meeting its investment objectives and providing its current high monthly distributions to shareholders as an open-end fund than it currently can do as a leveraged closed-end fund.
The Fund has delivered strong average annual total returns to long-term investors:
	1 Year	3 Years	5 Years	10 Years
DEX at NAV	7.00%	4.68%	5.59%	6.39%

DEX at Market	12.40%	7.96%	6.47%	8.12%
Source: Lipper, for the time periods listed above ended April 30, 2018. All data is annualized.
Similarly, as of April 30, 2018, Morningstar, the fund rating organization, gave the Fund four stars (out of five), which further confirms the Fund's status as a strong, long-term investment for shareholders and reflects the Fund's solid, long-term investment performance. The Shareholder Proposal, however, would significantly diminish or even eliminate the Fund's viability as a closed-end fund — liquidating or drastically shrinking the Fund puts this strong performance record in jeopardy.
Significant Costs of the Shareholder Proposal. As part of its evaluation, the Board also considered the significant costs the Fund would bear if the Shareholder Proposal were implemented. The Shareholder Proposal requests that the Board take two distinct actions—first, commence an unlimited tender offer for all of the Fund's shares at (or near) NAV per share; and second, if at the conclusion of the Shareholder Proposal's unlimited tender offer, more than half of the Fund's shares have been tendered, cancel the just-completed tender offer (after the transaction expenses of the tender have been incurred), and either liquidate the Fund or convert it to an open-end (mutual) fund, and incur the costs of open-ending or liquidating. These actions would waste Fund assets and significantly diminish the Fund's ability to operate efficiently, potentially even resulting in the Fund's termination, without providing any meaningful benefits to the Fund's long-term shareholders. The Board's more limited tender offer, by contrast, provides shareholders with an opportunity for liquidity at an above-market price while nonetheless maintaining a Fund of sufficient size to achieve its investment objectives and take advantage of leverage.

An unlimited tender offer would be costly to shareholders and could adversely affect Fund performance. If the Shareholder Proposal's unlimited tender offer were completed, the Fund would need to liquidate a material amount of portfolio securities to accumulate sufficient cash to pay for the tendered shares. Liquidating these securities would likely force the Fund to sell its portfolio securities at an inopportune time, would increase portfolio transaction costs, would generate adverse capital gains tax consequences for shareholders, would cause the Fund to bear additional expenses in rebalancing its portfolio following such sales, and in general would significantly diminish the Fund's ability to operate efficiently. Remaining Fund shareholders would likely suffer from a substantially reduced asset base, a higher expense ratio, lower dividends, and the costs of the Shareholder Proposal's unlimited tender offer. The Board and Fund management believe that it would be much more difficult for the Fund to meet its investment objectives and maintain its current high distribution rate after being so severely diminished in size.
Similarly, because the Shareholder Proposal's unlimited tender offer would require the Fund to sell off substantial portfolio securities, it would also require the Fund to reduce its leverage. Under the Investment Company Act of 1940, closed-end funds are permitted to use leverage to a greater extent than open-end funds, and the Fund uses leverage to pursue its investment objectives and to provide a significant monthly distribution to shareholders. A whole or partial de-leveraging would deprive the Fund of the additional assets it uses to generate performance and support its high distribution rate. The Board strongly believes reducing the Fund's leverage would materially and adversely affect the future investment performance of the Fund.
Open-ending the Fund would require holding an additional shareholder meeting to obtain approval, which would take additional time and expense without any guarantee that shareholder approval would be obtained. The Fund would also incur potentially significant administrative, trading, and legal costs in transitioning to an open-end fund. As an open-end fund, the Fund could not use leverage to the same degree as a closed-end fund, and redemptions could result in a significant decrease in assets and increased volatility.  Liquidating the Fund would completely eliminate the Fund as a long-term investment option.
The Fund's proposed more limited tender offer, by contrast, significantly reduces or avoids the problems that would arise under the Shareholder Proposal. The Board's tender offer balances a reasonable liquidity opportunity for shareholders at an above-market price with preserving the Fund as an investment choice for longer-term and income-oriented investors that purposefully chose to invest in this closed-end fund. Purchasing shares at 98% of NAV per share will enable remaining shareholders to defray the costs of the tender offer, including the trading costs associated with raising cash to repurchase tendered shares. Moreover, a more limited tender offer will likely be more tax efficient because the Fund's portfolio managers will be better able to selectively dispose of portfolio securities, resulting in  lower capital gains to the Fund's remaining shareholders than would be the case under the Shareholder Proposal. The Board's approach will leave sufficient assets for the Fund to continue to pursue its investment objectives, to continue to use leverage, and will allow the Fund to maintain its regular and significant distributions.
In addition, although the Board believes that the Fund's managed distribution and share repurchase policies will be sufficient to keep the Fund's market price discount to NAV below 10%, the Board has added the important backstop of potentially providing additional tender offers through an annual discount measurement period. Beginning in 2019 and each year thereafter, if the Fund's average discount exceeds 10% during the measurement period, the Fund will conduct an additional limited tender offer. The Board and the Fund's management believe that the potential for an annual tender offer will further enable the Fund to trade at market prices that are closer to NAV.
The Board therefore believes that the significant and effective measures it has already taken are a much more responsible approach to addressing the Fund's discount than the Shareholder Proposal.
Conclusion. The Board unanimously opposes the Shareholder Proposal because it invites the Fund's termination as a closed-end fund, despite the Fund's strong investment performance, high monthly distribution rate, and modest single digit discount. The Fund continues to maintain adequate trading volume, a relatively low discount, and viable size. The Board, through its managed distribution policy, has already provided a much more effective means of addressing the discount, one which will not end up dismantling the Fund. Similarly, the Board's more limited tender offer will provide shareholders with an opportunity for liquidity at an above-market price while nonetheless maintaining a Fund of sufficient size to achieve its investment objectives and take advantage of leverage, and the potential for additional tender offers through its annual discount measurement period will provide an important backstop in the event that the Fund's discount exceeds 10% during an annual measurement period. The Board therefore believes that the significant measures it has already taken together with the limited tender offer and the potential for additional tender offers through its annual measurement period proposals justify retaining the Fund's closed-end structure for the benefit of all shareholders. By contrast, the Board believes that the Shareholder Proposal's unlimited tender offer, possibly followed by open-ending or liquidating your Fund, would deprive the Fund's long-term shareholders of the characteristics they were seeking when they originally chose to invest in this closed-end fund.
The Board believes it has taken thoughtful and measured actions to achieve an appropriate balance between satisfying shareholders' interests in liquidity with their interests in current income and capital appreciation.
For the reasons stated above, the Board UNANIMOUSLY recommends that shareholders vote AGAINST the Shareholder Proposal.
SUPPORTING STATEMENT OF THE SHAREHOLDER PROPONENT

The Shareholder Proponent's Supporting Statement is as follows:

A fund's NAV is the total value of a fund's assets minus its liabilities. When compared to an index, it provides investors and Boards with a way to examine whether an adviser is meeting or exceeding benchmark returns.

The Fund's long-term performance has been disappointing. The Fund has traded at an average discount to NAV of more than 12% over the last three years.

When funds underperform, investors require: (1) a thoughtful and thorough explanation of management's recent decisions, and (2) the Board's plan going forward. Neither of these proactive steps have been offered by the Board, which is why we believe the Fund's underperformance has also led to perpetually wide discounts.

The Fund's excessive discount level indicates that the market has lost faith in the Fund's adviser's ability to significantly add to shareholder value. Compounding the problem, the Board has done little to address the adviser's poor performance.

Similar to many other recent corporate actions in the closed end fund space, shareholders should have the opportunity to realize a price for their shares close to NAV. Toward that end, the Board should consider authorizing a self-tender offer for all outstanding shares of the Fund at or close to NAV. If a majority of the Fund's outstanding shares are tendered, that would demonstrate that there is insufficient shareholder support for continuing the Fund as a closed-end fund. In that case, the tender offer should be cancelled and the Fund should be liquidated or converted into an open-end mutual fund.

The Fund and Board are likely to come up with a litany of arguments against our Proposal but the simple fact of the matter is that the Board has not been able to effectively manage the Fund's discount, nor have they taken action to address its adviser's perpetual underperformance.

Please vote FOR the Proposal and tell the Fund's Board that you want it to take action to collapse the Fund's discount and increase shareholder value.

________________________________
The Shareholder Proponent is Saba Capital Management, L.P., 405 Lexington Avenue, 58th Floor, New York, NY 10174.  Neither the Fund, its Board nor management is responsible for the contents of the Shareholder Proposal or the Supporting Statement of the Shareholder Proponent.

 Required Vote. Provided that a quorum is present at the Meeting, either in person or by proxy, Proposal 2 must be approved by the holders of a majority of the shares cast.

INDEPENDENT ACCOUNTANTS AND AUDIT COMMITTEE REPORT

The firm of PricewaterhouseCoopers LLP ("PwC") was selected as the independent registered public accounting firm ("independent auditors") for Delaware Enhanced Global Dividend and Income Fund (DEX) (the "Fund") for the fiscal year ending November 30, 2018 on November 15, 2017. PwC also acted as independent auditors of the Fund for its most recently completed fiscal year.

The Audit Committee must approve all audit and non-audit services provided to the Fund by its independent auditor, as well as non-audit services provided by its independent auditor to DMC and its affiliates that provide ongoing services to the Fund if such non-audit services relate to the operations or financial reporting of the Fund. The Audit Committee reviews any audit or non-audit services to determine whether they are appropriate and permissible under applicable law.

The Fund's Audit Committee has adopted policies and procedures to provide a framework for the Audit Committee's consideration of audit and non-audit services by the independent auditors. These policies and procedures require that: (i) any audit and non-audit services to be provided by the independent auditors to the Fund, and (ii) non-audit services relating directly to the operations or financial reporting of the Fund that are provided by the Fund's independent auditors to DMC or to any entity controlling, controlled by or under common control with DMC that provides ongoing services to the Fund are subject to pre-approval by the Audit Committee or the Chair of the Audit Committee before such service is provided. The Audit Committee has pre-approved certain services with respect to the Fund, DMC and its affiliates up to certain specified fee limits.

As required by its charter, the Fund's Audit Committee has reviewed and discussed with Fund management and representatives from PwC the audited financial statements for the Fund's last fiscal year. The Audit Committee has discussed with PwC its judgments as to the quality, not just the acceptability, of the Fund's accounting principles and such other matters required to be discussed with the Audit Committee by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301: Communications with Audit Committees (formerly Auditing Standard No. 16). The Audit Committee also received the written disclosures and the letter from PwC required by PCAOB Rule 3526, and discussed with representatives of PwC the independent auditor's independence.  The Fund's Audit Committee considered fees received by PwC from DMC and its affiliates during the last fiscal year in connection with its consideration of the auditors' independence.

Based on the foregoing discussions with management and the independent auditors, the Fund's Audit Committee unanimously recommended to the Fund's Board that the aforementioned audited financial statements be included in the Fund's annual report to shareholders for the fiscal year.

All members of the Fund's Audit Committee, including Joseph W. Chow, John A. Fry, Lucinda S. Landreth, Thomas K. Whitford, and Janet L. Yeomans, are not considered to be "interested persons" under the 1940 Act. The Fund's Board has adopted a formal charter for the Audit Committee setting forth its responsibilities. A copy of the Audit Committee's charter is available at delawarefunds.com.

Representatives of PwC are expected to attend the Meeting.  The PwC representatives will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

Audit and Other Fees. The Fund and "Covered Entities" (the investment adviser, excluding sub-advisers unaffiliated with the investment adviser, and any entity controlling, controlled by or under common control with the investment adviser that provides ongoing services to the Fund) were billed the amounts listed below by PwC during the Fund's last two fiscal years.  None of the fees in the table below were approved by the registrant's Audit Committee pursuant to the de minimis exception from the pre-approval requirement in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Fund	Fiscal Year End	Audit Fees	Non-Audit Fees
			Audit Related Fees(1)	Tax Fees(2)	All Other
Delaware Enhanced Global Dividend and Income Fund	11/30/17	$36,050	$-	$5,732	$-
	11/30/16	$36,050	$-	$5,558	$-
Covered Entities	11/30/17	$-	$640,000	$-	$-
	11/30/16	$-	$640,000	$-	$-

1  Includes fees billed for year-end audit procedures, reporting up and subsidiary statutory.
2  Includes fees billed to the Fund for the review of income tax returns and annual excise distribution calculations.

 Aggregate non-audit fees to the Fund, the investment adviser and service provider affiliates. The aggregate non-audit fees billed by the independent auditors for services rendered to the Fund, and to Covered Entities, were $11,180,000 and $8,665,000 for the fiscal years ended November 30, 2017 and November 30, 2016, respectively.

In connection with its selection of PwC, the Audit Committee has considered PwC's provision of non-audit services to the investment adviser and other service providers under common control with the investment adviser that were not required to be pre-approved pursuant to Rule 2-01(c)(7)(ii) of Regulation S-X. The Audit Committee has determined that the independent auditors' provision of these services is compatible with maintaining the auditors' independence.

COMMUNICATIONS TO THE BOARD

Shareholders who wish to communicate to the full Board may address correspondence to Thomas L. Bennett, Board Chair for the Fund, c/o the Fund at 2005 Market Street, Philadelphia, Pennsylvania 19103. Shareholders may also send correspondence to any individual Trustee c/o the Fund at 2005 Market Street, Philadelphia, Pennsylvania 19103. Without opening any such correspondence, Fund management will promptly forward all such correspondence to the addressed recipient(s).

OTHER INFORMATION

Investment Adviser. DMC, a series of Macquarie Investment Management Business Trust (formerly known as Delaware Management Business Trust), 2005 Market Street, Philadelphia, PA 19103, serves as investment adviser to the Fund.

Administrator. Delaware Investments Fund Services Company, 2005 Market St., Philadelphia, PA 19103, an affiliate of DMC, performs administrative and fund accounting oversight services for the Fund.

Auditor. PwC serves as the Fund's auditor. PwC's principal address is Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7042.

Proxy Solicitation. Your vote is being solicited by the Trustees of the Fund. The cost of soliciting these proxies will be split evenly between the Fund and the Fund's investment adviser. Subject to the foregoing, the Fund reimburses brokerage firms and other financial intermediaries for their expenses in forwarding proxy materials to the beneficial owners and soliciting them to execute proxies.

The Fund has contracted with AST Fund Solutions, LLC ("AST") to assist with solicitation of proxies. The Fund anticipates that the cost of retaining AST will be up to approximately $160,000, plus reimbursement of reasonable out-of-pocket expenses (which amount is included in the estimate of total expenses below). AST anticipates that approximately 40 of its employees or other persons will be involved in soliciting shareholders of the Fund.

Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent in connection with the solicitation of proxies by the Fund (excluding the salaries and fees of officers and employees) will be approximately $375,000.  To date, approximately $47,500 has been spent on the solicitation.  These estimates include fees for attorneys, accountants, public relations or financial advisers, proxy solicitors, advertising, printing, transportation, litigation, and other costs incidental to the solicitation, but exclude costs normally expended for the election of Trustees in the absence of a contest, and costs represented by salaries and wages of regular employees and officers.

In addition to solicitation services to be provided by AST, proxies may be solicited by the Fund and its Trustees and executive officers, and/or regular employees and officers of the Fund's investment adviser, administrator, or any of their affiliates, none of whom will receive any additional compensation for these solicitations.

Participants. Because the Fund anticipates a proxy contest, the SEC requires the Fund to provide shareholders with certain additional information relating to "participants" as defined in the SEC's proxy rules. Pursuant to those rules, the Fund's Trustees and executive officers are "participants."  For information about the Fund's Trustees and executive officers, please refer to Proposal 1 and Exhibit B of this proxy statement.  Certain regular employees and officers of the Fund's investment adviser, administrator, or any of their affiliates may become "participants" if any such persons solicit proxies.  The address of the participants is the address of the Fund's principal executive offices. Except as otherwise disclosed in this proxy statement, none of the participants have a substantial interest in this solicitation, and none of the participants listed herein have purchased or sold or otherwise acquired or disposed of any shares of the Fund in the last two years.  Information with respect to the participants' beneficial ownership of shares of the Fund is as of [[RECENT DATE],] 2018.

Abstentions and Broker Non-Votes. Because the Fund anticipates that the election of Trustees and the Shareholder Proposal will be contested, the Fund expects that broker-dealer firms holding shares of the Fund in "street name" for their customers will not be permitted by NYSE rules to vote on the election of Trustees or the Shareholder Proposal on behalf of their customers and beneficial owners in the absence of voting instructions from their customers and beneficial owners. Accordingly, the Fund does not expect to receive any "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee has discretionary voting power on a particular matter).

Householding. Unless you have instructed the Fund not to, only one copy of this proxy solicitation will be mailed to multiple Fund shareholders of record who share a mailing address (a "Household"). If you need additional copies of this proxy solicitation, please contact your participating broker-dealer firm or other financial intermediary or, if you hold Fund shares directly with the Fund, you may write to the Fund c/o Macquarie Investment Management, 2005 Market Street, Philadelphia, PA 19103 or call toll-free 866-437-0252. If you do not want the mailing of your proxy solicitation materials to be combined with those of other members of your Household in the future, or if you are receiving multiple copies and would rather receive just one copy for your Household, please contact your participating broker-dealer firm or other financial intermediary or, if you hold Fund shares directly with the Fund, you may write to the Fund c/o Macquarie Investment Management, 2005 Market Street, Philadelphia, PA 19103 or call toll-free 866-437-0252

Shareholder Proposals. For the Fund's annual meeting of shareholders in 2019, shareholder proposals to be included in the Fund's proxy statement for that meeting must be received no later than [                   ], 2019. Such proposals should be sent to the Fund, directed to the attention of its Secretary, at the address of its principal executive office printed on the first page of this proxy statement. The inclusion and/or presentation of any such proposal is subject to the applicable requirements of the proxy rules under the 1934 Act, other applicable law and the Fund's governing instruments. The persons designated as proxies will vote in their discretion on any matter if the Fund does not receive notice of such matter prior to [                   ], 2019.

Fund Reports. The Fund's most recent annual report and semi-annual report were previously mailed to shareholders. Copies of these reports are available upon request, without charge, by writing the Fund c/o Macquarie Investment Management, 2005 Market Street, Philadelphia, PA 19103, or by calling toll-free 866-437-0252.

EXHIBIT A

SHAREHOLDERS OWNING 5% OR MORE OF THE FUND

According to disclosure publicly filed with the SEC, as of [RECORD DATE], 2018, the following accounts held of record 5% or more of the outstanding shares of the Fund. Except as noted below, management does not have knowledge of beneficial owners.

[TO BE CONFIRMED/UPDATED:]

Name and Address	Number of Shares	Percent of Outstanding Shares
First Trust Portfolios L.P., First Trust Advisors L.P., and The Charger Corporation 120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187	[910,634]	[5.74]%
RiverNorth Capital Management, LLC 325 N. LaSalle Street Suite 645 Chicago, IL 60654-7030	[944,346]	[5.95]%
Sit Investment Associates, Inc. 3300 IDS Center 80 South Eighth Street Minneapolis, MN 55402	[994,608]	[6.27]%
Saba Capital Management, L.P. and Mr. Boaz R. Weinstein 405 Lexington Avenue, 58th Floor New York, New York 10174	[1,907,485]	[12.05]%
A-1

EXHIBIT B

EXECUTIVE OFFICERS OF THE FUND

The Board and the senior management of the Fund appoint officers each year, and from time to time as necessary. Listed below are the executive officers, their years of birth and addresses, positions and length of service with the Fund, and principal occupations during the past five years. Each executive officer is also an officer of DMC, the investment adviser of the Fund, and considered to be an "interested person" of the Fund under the 1940 Act.  No officer receives compensation from the Fund.

Name, Address, and Birthdate	Position(s) Held with the Fund	Length of Time Served	Principal Occupation(s) During Past Five Years
David F. Connor 2005 Market Street Philadelphia, PA 19103 December 1963	Senior Vice President, General Counsel, and Secretary	Senior Vice President since May 2013; General Counsel since May 2015; Secretary since October 2005	David F. Connor has served in various capacities at different times at Macquarie Investment Management.
Daniel V. Geatens 2005 Market Street Philadelphia, PA 19103 October 1972	Vice President and Treasurer	Vice President and Treasurer since October 2007	Daniel V. Geatens has served in various capacities at different times at Macquarie Investment Management.
Richard Salus 2005 Market Street Philadelphia, PA 19103 October 1963	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer since November 2006	Richard Salus has served in various executive capacities at different times at Macquarie Investment Management.

B-1

DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

PROXY STATEMENT
Notice of Annual Meeting of Shareholders
[ ], 2018

MACQUARIE

Delaware Funds®
by MACQUARIE

PROXY CARD

SIGN, DATE AND VOTE ON THE REVERSE SIDE

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. **PLEASE CAST YOUR PROXY VOTE *TODAY!***

SAMPLE BALLOT ONLY

PROXY VOTING OPTIONS

1. **MAIL** your signed and voted proxy back in the postage paid envelope provided
2. **ONLINE** at **www.proxyonline.com** using your proxy control number found below
3. By **PHONE** when you dial toll-free (888) 227-9349 to reach an automated touchtone voting line
4. By **PHONE** with a representative when you call toll-free (800) 207-2872 Monday through Friday 9 a.m. to 10 p.m. Eastern Time

CONTROL NUMBER **SAMPLE BALLOT ONLY**

The undersigned hereby revokes all previous proxies for his/her shares and appoints Michael E. Dresnin, Earthen E. Johnson, and Kathryn R. Williams, or any of them, with the right of substitution, proxies of the undersigned at the annual meeting of shareholders of the Fund indicated on the reverse side of this proxy card to be held at the offices of Stradley Ronon Stevens & Young, LLP, One Commerce Square, 2005 Market Street, 26th Floor, Philadelphia, Pennsylvania 19103, on [ ], 2018 at 4:00 p.m., Eastern time, or at any postponements or adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote in their discretion upon any matters which may properly be acted upon at this annual meeting of shareholders and specifically as indicated on the reverse side of this proxy card. Please refer to the Proxy Statement for a discussion of these matters.

Important Notice Regarding the Availability of Proxy Materials for this Special Meeting of Shareholders to Be Held on [ ], 2018.
The proxy statement for this meeting is available at: delawarefunds.com/dexproxy

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Do you have questions? If you have any questions about how to vote your proxy or about the Meeting in general, please call toll-free **(800) 207-2872.** Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND **PROXY CARD**

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED. The signer(s) acknowledges receipt with this Proxy Statement of the Board of Trustees of the Trust (the "Board"). Your signature(s) on this should be exactly as your name(s) appear on this Proxy (reverse side). Attorneys-in-fact, executors, administrators, trustees or guardians should indicate the full title and capacity in which they are signing.

____

SIGNATURE (AND TITLE IF APPLICABLE) DATE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES. BY SIGNING AND DATING THIS PROXY CARD, YOU AUTHORIZE THE PROXIES TO VOTE ON THE PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AS MARKED, OR IF NOT MARKED, TO VOTE "FOR" THE FUND'S NOMINEES FOR TRUSTEE (PROPOSAL 1) AND "AGAINST" THE SHAREHOLDER PROPOSAL (PROPOSAL 2), AND TO USE THEIR DISCRETION TO VOTE ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS. PLEASE COMPLETE AND MAIL THIS PROXY CARD AT ONCE IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK CIRCLES BELOW IN BLUE OR BLACK INK AS FOLLOWS. Example: ●

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE FUND'S NOMINEES LISTED IN PROPOSAL 1:

	FOR ALL	WITHHOLD ALL	* FOR ALL, EXCEPT
1. To approve the election of Trustees:	○	○	○

1A. Thomas L. Bennett	1D. John A. Fry	1G. Frances A. Sevilla-Sacasa
1B. Ann D. Borowiec	1E. Lucinda S. Landreth	1H. Thomas K. Whitford
1C. Joseph W. Chow	1F. Shawn K. Lytle	1I. Janet L. Yeomans

* To withhold authority to vote for any nominee, mark the "For All Except" box and write that nominee's name in the space provided below.

____

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 2:

	FOR	AGAINST	ABSTAIN
2. Shareholder Proposal: BE IT RESOLVED, that the shareholders of Delaware Enhanced Global Dividend & Income Fund (the "Fund"), requests that the Board of Trustees (the "Board") consider authorizing a self-tender offer for all outstanding shares of the Fund at or close to net asset value ("NAV"). If more than 50% of the Fund's outstanding shares are submitted for tender, the tender offer should be cancelled and the Board should take the steps necessary to liquidate or convert the Fund into an open-end mutual fund.	○	○	○

THANK YOU FOR YOUR CONSIDERATION AND VOTING